Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines

Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Matt Bernier, Sr. Director

 Phone:  808.838.5508

matt.bernier@hawaiianair.com

MEDIA CONTACT:

Alan L. Hoffman, Sr. VP

Hawaiian Airlines

 Phone:  808.838.6758

al.hoffman@hawaiianair.com

Hawaiian Holdings Reports 2009 Third Quarter Financial Results

•                  Net income of $30.7 million, or $0.58 per diluted share

•                  Excluding beneficial adjustments to the Company’s income tax provision, non-GAAP net income was $10.7 million, or $0.20 per diluted share

•                  Operating income of $23.7 million, compared to $27.3 million in the third quarter of 2008

•                  Operating cost per available seat mile (“ASM”) decreased by 12.3% to 11.24 cents as compared to the third quarter of 2008

•                  Unrestricted cash, cash equivalents and short-term investments of $302.9 million at September 30, 2009

•                  Ranked as the #1 carrier for on-time performance as reported by the U.S. Department of Transportation Air Travel Consumer Report for the months of July and August 2009

HONOLULU — October 20, 2009 — Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended September 30, 2009 of $30.7 million, or $0.58 per diluted share, on total operating revenue of $305.6 million, including a one-time tax benefit of approximately $20 million.  This result compares to net income of $6.0 million, or $0.12 per diluted share, on total operating revenue of $339.9 million for the three months ended September 30, 2008.  The Company’s operating income of $23.7 million for the three months ended September 30, 2009 compares to $27.3 million in the prior year period.

The results for the quarter ended September 30, 2009 benefited from the realization of one-time tax benefits in the Company’s income tax provision.  The Company estimates the benefit of the one-time adjustments to be approximately $20.0 million.  Excluding these one-time adjustments, which were primarily a result of adopting various tax accounting changes, net income would have been $10.7 million, or $0.20 per diluted share.  Table 2 sets forth a reconciliation of net income and diluted earnings per share on a GAAP basis and non-GAAP net income and diluted earnings per share excluding these one-time tax benefits.

“Our third quarter results were remarkably similar to our results last year though for entirely different reasons,” commented Mark Dunkerley, the Company’s president and chief executive officer.  “This year, while weathering a substantial slow-down in demand we have at least benefited from lower fuel prices and we have posted comparable profits.  As a result, Hawaiian has been able to continue to strengthen its balance sheet from operations in preparation for our coming fleet renewal program.

“Looking ahead to the fourth quarter, we continue to face better prospects than most of our competitors, and we hope that the level of demand will strengthen more rapidly than the price of oil allowing us to remain profitable.

“As the company celebrates its 80th anniversary, we remain focused on keeping our attention rooted on the formula for success in the airline industry; delivering customer service excellence and controlling costs.  In this endeavor, we are truly fortunate to work among outstanding colleagues in every branch of the organization,” concluded Mr. Dunkerley.

Third Quarter Financial Results

The Company reported operating income of $23.7 million in the third quarter of 2009 compared to $27.3 million in the prior year period.

Third quarter 2009 operating revenue was $305.6 million, a 10.1% decrease compared to the third quarter of 2008.  Capacity for the quarter increased 2.7% year-over-year to 2.5 billion available seat miles (ASMs), resulting in operating revenue per ASM (RASM) of 12.19 cents, down 12.4% from 13.92 cents in the third quarter a year ago.  Third quarter passenger load factor increased to 84.9% from 80.3% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) decreased 20.7% to 12.65 cents from 15.95 cents in the third quarter of 2008.  Selected Statistical Data is included in Table 3 below.

Total operating expenses for the third quarter of 2009 decreased 9.8% year-over-year to $281.9 million.  This resulted in an operating cost per available seat mile (CASM) of 11.24 cents, down 12.3% versus the same period a year ago.  Excluding fuel, third quarter CASM increased 14.5% to 8.51 cents versus 7.43 cents for the same period a year ago.  A reconciliation of the GAAP and non-GAAP financial measures is included in Table 7.

Aircraft fuel costs decreased 47.9% year-over-year in the third quarter to $68.4 million and represented 24.3% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel decreased 49.6% year-over-year in the third quarter to $1.93 (including taxes and delivery), while block hours increased 7.9%, primarily reflecting increased Boeing 717 operations.  The financial impact of hedging activities is included in non-operating income/expenses, and as such is not reflected in fuel expense.  Non-operating expenses reflect $3.3 million in net losses from Hawaiian’s fuel hedging activity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended September 30, 2009, economic fuel expense was $67.7 million ($1.91 per gallon), compared to $131.7 million ($3.84 per gallon) in the prior year period.  An analysis of economic fuel expense for the three months ended September 30, 2009 and 2008 and a pro-forma net income and diluted net income per share reflecting economic fuel expense is included in Tables 4 and 5.

Hawaiian’s year-over-year increase in Wages and Benefits of $6.8 million reflects increased pension and other benefits costs, with underlying wages growing at a rate generally in line with ASM growth.  Maintenance Materials and Repairs increased $13.2 million compared to the third quarter of 2008 primarily as a result of higher engine overhaul and power-by-the-hour expenses and additional airframe and component repair costs.  Commissions and Other Selling Expenses increased year-over-year by $4.7 million.  During the prior year period, Commission and Other Selling expenses benefited from a reduction in the value of its frequent flyer liabilities as a result of certain changes in the program.  During the three months ended September 30, 2009, the Company recorded a lesser benefit related to other program changes.

Third quarter 2009 non-operating expense totaled $6.8 million, compared with $12.7 million in the third quarter of 2008. The reduction in non-operating expenses is primarily attributable to a reduction in fuel hedge expenses.  During the current year period the Company recognized non-operating expenses totaling $3.3 million related to fuel hedging activities compared to $9.2 million during the prior year period.  During the third quarter of 2009, fuel hedging expenses include $0.7 million of realized gains on derivative contracts settling in the quarter, the reversal of $2.2 million of previously recorded gains on these same contracts, and $1.8 million in unrealized losses related to fuel derivative contracts settling in future periods.

Liquidity, Capital Resources and Fuel Hedging

•                  As of September 30, 2009 the Company had:

•                  Unrestricted cash, cash equivalents and short-term investments of $302.9 million, and $29.8 million in restricted cash.

•                  $83.5 million outstanding under two term loan facilities, $101.9 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $28.6 million.

•                  $45.6 million of Capital Lease obligations primarily associated with four 717-200 aircraft.

•                  A summary of the Company’s fuel derivatives contracts as of October 16, 2009 is included as Table 6.

Company Highlights

•                  Hawaiian Airlines was ranked as the nation’s #1 carrier for on-time performance as reported by the U.S. Department of Transportation’s (DOT) Air Travel Consumer Report for the months of July and August.  Hawaiian has posted the nation’s leading on-time performance numbers for every month in 2009.

•                  In celebration of its 80th anniversary of service, Hawaiian Airlines held a special homecoming ceremony in October to welcome back the actual airplane that started it all for the company 80 years ago - a 1929 Bellanca CH-300 Pacemaker.

•                  In September, Hawaiian Airlines announced expanded service in summer 2010 with the addition of three daily flights to Hawaii from California and debut of the A330 on its Los Angeles route.

•                  In September, Hawaiian Airlines announced that it would begin charging a $10 fee for the first checked bag on interisland flights.

•                  In September, Hawaiian Airlines expanded its code-sharing agreement with Korean Airlines, offering its customers nonstop service between Hawaii and Korea, as well as connecting service on flights within Korea and five other destinations in Asia.

•                  In August, Hawaiian Airlines announced that it had filled more than 100 positions for aircraft mechanics, service representatives, contract agents, ramp agents, maintenance and cleaning personnel in recent months, and by early 2010, an additional 170 jobs will be added, including 25 new pilots and up to 30 flight attendants, to accommodate Hawaiian’s expansion when the first A330 joins the fleet next April.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Tuesday, October 20, 2009) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance for 2008 in the 19th annual Airline Quality Rating study. Hawaiian has also led all U.S. carriers in on-time performance for each of the past five years (2004-2008) and has been an industry leader in fewest misplaced bags during that same period (#1 from 2005-2007, #2 in 2008) as reported by the U.S. Department of Transportation. Consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Hawaiian will mark 80 years of continuous service in Hawaii on November 11, 2009. Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides more than 160 daily jet flights within the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, economic volatility, including a continued decline in the U.S. and global economies; the price and availability of aviation fuel; competition in the transpacific, interisland and South Pacific/Australia/Asia markets; the competitive advantages held by network carriers in the transpacific markets; reduced fares and the demand for transportation in the markets in which we operate; our dependence on tourist travel; the effects of seasonality and cyclicality; the concentration of our business in Hawaii, and between Hawaii and the western United States; our ability to implement our growth strategy and related cost reduction goals; fluctuations of our share price (including as a result of bankruptcies in the airline industry); our increasing dependence on technologies to operate our business; our fleet concentration in Boeing 767 aircraft and out-of-production Boeing 717 aircraft; our reliance on other companies for facilities and services; our dependence on satisfactory labor relations and our ability to negotiate amendments to labor agreements which are currently amendable; our ability to attract, motivate and retain key executives and other employees; our substantial debt; the effects of credit market conditions on our financial liquidity; our long-term commitments with aircraft and engine manufacturers and eventual financing arrangements and implementation risks; delays in scheduled aircraft deliveries or other loss of fleet capacity; our ability to comply with financial covenants under certain of our financing and credit card agreements; the impact of our substantial financial and operating leverage; our substantial funding obligations under our defined benefit pension plans; the potential impact of airline strategic combinations and consolidation within the airline industry; consumer perceptions of our services compared to other airlines; increased airport rent rates and landing fees at the airports within the State of Hawaii or elsewhere; new state laws and regulations imposed by the State of Hawaii on the airline industry; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; government legislation and regulation, including the Aviation and Transportation Security Act and other similar regulations; security-related costs and regulation; the cost and availability of insurance, including aircraft insurance; the impact of possible aircraft incidents; the impact of an outbreak of diseases; the impact of litigation, anticipated and unanticipated; and the impact of possible disruptions due to unpredictable weather and environmental concerns.

Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Table 1.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except for per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Operating Revenue:
Passenger	$269,199	$312,028	$779,983	$837,554
Cargo	16,346	10,775	46,403	27,553
Other	20,082	17,115	59,868	45,222
Total	305,627	339,918	886,254	910,329

Operating Expenses:
Aircraft fuel, including taxes and oil	68,427	131,233	173,287	345,646
Wages and benefits	68,399	61,646	202,636	183,905
Aircraft rent	25,603	24,041	77,837	71,176
Maintenance materials and repairs	37,111	23,950	94,091	83,285
Aircraft and passenger servicing	15,340	13,859	44,570	41,845
Commissions and other selling	15,112	10,394	48,827	46,710
Depreciation and amortization	13,408	11,922	39,185	35,696
Other rentals and landing fees	12,074	10,470	38,327	27,583
Litigation settlement	—	—	—	(52,500)
Other	26,427	25,094	76,119	73,211
Total	281,901	312,609	794,879	856,557

Operating Income	23,726	27,309	91,375	53,772

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(5,140)	(4,777)	(15,160)	(15,257)
Interest income	1,203	1,913	3,666	5,773
Gains (losses) on investments	555	—	2,226	—
Gains (losses) on fuel derivatives	(3,310)	(9,182)	1,813	5,269
Other, net	(64)	(668)	(14)	(532)
Total	(6,756)	(12,714)	(7,469)	(4,747)

Income Before Income Taxes	16,970	14,595	83,906	49,025

Income tax expense (benefit)	(13,700)	8,558	2,209	8,558

Net Income	$30,670	$6,037	$81,697	$40,467

Net Income Per Common Stock Share:
Basic	$0.60	$0.13	$1.58	$0.85
Diluted	$0.58	$0.12	$1.57	$0.81

Weighted Average Number of Common Stock Shares Outstanding:
Basic	51,437	47,828	51,595	47,571
Diluted	52,764	52,078	52,195	49,883

Table 2.

Hawaiian Holdings, Inc.

Pro-forma Net Income and Diluted Net Income Per Share Excluding One-time Tax Benefits

(in thousands, except for per share data)

	Three months ended September 30, 2009		Nine months ended September 30, 2009
	Net income	Diluted earnings per share	Net income	Diluted earnings per share
	(in thousands, except for per share data)

As reported - GAAP	$30,670	$0.58	$81,697	$1.57
Less: Estimated one-time tax benefits	(20,000)	(0.38)	(15,000)	(0.29)

Excluding one-time tax benefit	$10,670	$0.20	$66,697	$1.28

Table 3.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended September 30,						Nine Months Ended September 30,
	2009		2008		Change		2009		2008		Change

Scheduled Operations*:
Revenue passenger miles (RPM) (a)	2,128.1		1,956.1		8.8%		6,139.0		5,920.6		3.7%
Available seat miles (ASM) (a)	2,506.1		2,435.6		2.9%		7,332.9		7,097.9		3.3%
Passenger revenue per RPM	12.65	¢	15.95	¢	(20.7)%		12.71	¢	14.15	¢	(10.2)%
Passenger load factor (RPM/ASM)	84.9%		80.3%		4.6	pt.	83.7%		83.4%		0.3	pt.
Passenger revenue per ASM (PRASM)	10.74	¢	12.81	¢	(16.2)%		10.64	¢	11.80	¢	(9.8)%

Total Operations:
Revenue passenger miles (RPM) (a)	2,128.7		1,959.3		8.6%		6,140.5		5,932.6		3.5%
Available seat miles (ASM) (a)	2,507.3		2,441.4		2.7%		7,335.0		7,114.2		3.1%
Passenger load factor (RPM/ASM)	84.9%		80.3%		4.6	pt.	83.7%		83.4%		0.3	pt.
Operating Revenue per ASM (RASM)	12.19	¢	13.92	¢	(12.4)%		12.08	¢	12.80	¢	(5.6)%
Operating Cost per ASM (CASM)	11.24	¢	12.81	¢	(12.3)%		10.84	¢	12.04	¢	(10.0)%
CASM - excluding litigation settlement	11.24	¢	12.81	¢	(12.3)%		10.84	¢	12.78	¢	(15.2)%
CASM - excluding litigation settlement and aircraft fuel	8.51	¢	7.43	¢	14.5%		8.48	¢	7.93	¢	6.9%

(a) In millions.

*Scheduled operations excludes charter operations.

Table 4.

Hawaiian Holdings, Inc.

Economic Fuel Expense

(in thousands, except per-gallon amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change

Raw fuel expense	$68,427	$131,233	(47.9)%	$173,287	$346,030	(49.9)%
Realized (gains) losses on settlement of fuel derivative contracts	(682)	498	NM	10,494	(12,751)	NM
Economic fuel expense	$67,745	$131,731	(48.6)%	$183,781	$333,279	(44.9)%
Fuel gallons consumed	35,434	34,280	3.4%	103,558	100,221	3.3%
Economic fuel cost per gallon	$1.91	$3.84	(50.2)%	$1.77	$3.33	(46.7)%

Our pro forma net income and diluted net income per share reflecting economic fuel expense for the three months ended September 30, 2009 and 2008 are as follows:

Table 5.

Hawaiian Holdings, Inc.

Pro-forma Net Income and Diluted Net Income Per Share Reflecting Economic Fuel Expense

(in thousands, except per-share data)

	Three months ended September 30,				Nine months ended September 30,
	2009		2008		2009		2008
	Net income	Diluted earnings per share	Net income	Diluted earnings per share	Net income	Diluted earnings per share	Net income	Diluted earnings per share
As reported - GAAP	$30,670	$0.58	$6,037	$0.12	$81,697	$1.57	$40,467	$0.81
Less: mark-to-fair value gains (losses) on undesignated fuel contracts	(3,992)	(0.08)	(8,684)	(0.17)	12,307	0.24	(7,098)	(0.14)
Reflecting economic fuel expense	$34,662	$0.66	$14,721	$0.29	$69,390	$1.33	$47,565	$0.95

Table 6.

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of October 16, 2009

	Weighted Average Ceiling Price (per gallon)	Ceiling Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged	Weighted Average Floor Price	Floor Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged
Fourth Quarter 2009
Crude Oil	$1.69	$1.97 - $1.20	16,968	54%	$1.08	$1.51 - $0.92	7,644	24%

First Quarter 2010
Crude Oil	$1.83	$2.04 -$1.60	12,222	39%	$1.21	$1.53 - $0.96	4,410	14%

Second Quarter 2010
Crude Oil	$1.95	$2.11 - $1.73	7,392	23%	$1.48	$1.54 - $1.42	1,134	4%

Third Quarter 2010
Crude Oil	$2.01	$2.13 -$1.92	2,394	8%	$1.54	$1.55 - $1.53	504	2%

Table 7.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008

GAAP operating expenses	$281.9		$312.6		$794.9		$856.6
Litigation settlement	—		—		—		(52.5)
Operating expenses, less litigation settlement	281.9		312.6		794.9		909.1
Aircraft fuel, including taxes and oil	68.4		131.2		173.3		345.6
Operating expenses, less litigation settlement and aircraft fuel	$213.5		$181.4		$621.6		$563.5

Available Seat Miles	2,507.3		2,441.4		7,335.0		7,114.2

CASM - GAAP	11.24	¢	12.81	¢	10.84	¢	12.04	¢
Add back: Litigation settlement	—		—		—		(0.74)
CASM - excluding litigation settlement	11.24	¢	12.81	¢	10.84	¢	12.78	¢
Less: aircraft fuel	2.73		5.38		2.36		4.85
CASM - excluding litigation settlement and aircraft fuel	8.51	¢	7.43	¢	8.48	¢	7.93	¢